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                            SCHEDULE 14A INFORMATION


           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the Commis-
                                            sion Only (as permitted by Rule 14a-
                                            6(e)(2))

[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


            VAN KAMPEN SENIOR INCOME TRUST                (811-08743)


         (Name of Registrant as Specified in Its Declaration of Trust)



Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11.
[ ] Fee paid previously with preliminary materials.

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                               V A N K A M P E N
                                   F U N D S


ADD ADJOURNMENT DATE


April 12, 2004


Dear Shareholder:

Recently, we mailed you proxy voting materials requesting approval of a matter concerning the amendment of a fundamental investment restriction for Van Kampen Sr. Income Trust (the "Fund"). To date, we have no record of receiving your vote. Please take a few minutes to review the information contained in this letter and cast your vote.

YOUR VOTE IS IMPORTANT AND YOUR PARTICIPATION IN THE AFFAIRS OF YOUR FUND DOES MAKE A DIFFERENCE. IF THE SHARES REMAIN UNVOTED, ALAMO DIRECT MAIL SERVICES, INC., A PROXY SOLICITOR RETAINED BY VAN KAMPEN, MAY CONTACT YOU BY TELEPHONE TO OBTAIN YOUR VOTE.

The shareholder meeting was held on April 8, 2004 and was adjourned to allow further effort to obtain the required quorum. The meeting has been rescheduled for April 21, 2004.

The purpose of the meeting is to seek shareholder approval to amend the Fund's fundamental investment restriction regarding the Fund's use of financial leverage to allow the Fund to use financial leverage to the maximum extent allowable under the Investment Company Act of 1940, as amended (the "1940 Act"). After careful consideration, the Board of Directors of Van Kampen Sr. Income Trust determined that the approval of this proposal and the ability of the Fund to utilize financial leverage to the maximum extent allowed by the 1940 Act are in the best interests of the Fund's shareholders.

For further explanation of the proposal and the Fund's current and proposed practice of using financial leverage, please refer to the proxy statement previously sent to you. Should you need a copy of the proxy statement, please contact Van Kampen Client Relations Department at 1-800-341-2929.

Please join many of your fellow shareholders and vote for the proposal. To cast your vote, simply complete the enclosed proxy card and return in the postage paid envelope provided. As a matter of convenience, you may cast your vote via the Internet or by telephone. Instructions for casting your vote via the Internet or telephone are printed on the enclosed proxy ballot. Additionally, the required control number for either of these methods is printed on the proxy card. If you choose to cast your vote via the Internet or telephone, there is no need to mail the card.

If you have any questions, please do not hesitate to contact the Van Kampen Client Relations Department at 1-800-341-2929.

We appreciate your careful and prompt consideration of this matter.


Sincerely,



Van Kampen Sr. Income Trust